Exhibit 99.1

22nd Century Group (XXII) Reports Third Quarter 2023 Financial Results

●	Third quarter 2023 net revenue of $17.8 million
●	Expanded VLN® availability to more than 4,550 stores in 19 states
●	Proposed FDA menthol ban regulation now undergoing review at OMB
●	GVB bulk ingredient volume of 49,000 kg shipped
●	Initiated over $15 million in annualized operating cost reductions
●	Reduced principal debt balances by $8.1 million in October 2023

BUFFALO, N.Y., November 6, 2023 — 22nd Century Group, Inc. (Nasdaq: XXII), a leading biotechnology company focused on utilizing advanced plant technologies to improve health and wellness with reduced nicotine tobacco, hemp/cannabis and hops, today reported results for the third quarter ended September 30, 2023, and provided an update on recent business highlights.

On September 5, 2023, the Company announced its intent to explore strategic alternatives, enlisting TD Cowen as its advisor, in an effort to maximize shareholder value. While the initial focus was primarily on 22nd Century Inc.’s tobacco portfolio, the Company subsequently received indications of interest regarding its other assets, in addition to tobacco. The Company continues to be committed to the process of exploring a wide range of strategic, operational, and financial transactions and alternatives.

“In the third quarter, our VLN® footprint expanded from approximately 1,100 stores in 14 states as of June 30, 2023, to over 4,550 stores spanning 19 states. This includes the recent expansion of more than 400 stores in Florida with a leading national convenience store chain that has prior experience in VLN® sales across other states. We also initiated sales in our first nationwide drug store chain, thereby conducting sales trials in five states and diversifying the range of channels through which our products are accessible. However, our dynamic store count growth did not translate into immediate revenue. Sales of VLN were modest in the quarter as the brand is still largely unknown to our target market and our marketing capabilities are limited given our current financial condition,” said John Miller, Interim Chief Executive Officer of 22nd Century Group.

“We are closely monitoring developments regarding the FDA’s proposed menthol ban and rule-making initiatives aimed at reducing nicotine. The menthol ban proposal has now advanced to the Office of Management and Budget (OMB), marking a crucial final step. The FDA has expressed its intent to announce the rule by year end. Importantly, in the preamble to the proposed rule, the FDA put forward evidence related to the role of menthol in traditional cigarettes. We firmly believe that this evidence does not apply to VLN® products. We are actively advocating for an exemption for Modified Risk Tobacco Product (MRTP) authorized harm reduction products. Moreover, we have no way of knowing when such a ban would go into effect as this process could face challenges and further delays.”

“We firmly believe that these new regulations have the potential to be among the most positive and impactful public health policies of our generation, dramatically lowering the rates of deaths and disease associated with the harmful effects of smoking. We fully support these policies, particularly in the case of highly addictive menthol cigarettes, which have historically had a disproportionately adverse impact on lower-income and minority communities.”

“Additionally in the third quarter, our sales to distributors were lower as demand for some of our key products has weakened. In addition, during the quarter we initiated in-house distillate production and extraction activities at our newly established facilities in Oregon. We also continued making strides toward an expected return of in-house isolate manufacturing capabilities, helping to restore our vertically integrated operating structure that was impacted by the fire last November.”

“Beyond these commercial endeavors, we have made significant strides during the quarter in implementing cost-saving programs intended to achieve annual cost reductions of at least $15 million and which could potentially exceed this initial estimate. To further supplement these measures, in October we reduced our debt by over $8 million. Finally, we remain active in pursuing the resolution of our business interruption insurance claim.”

Recent Key Financial and Business Highlights

Tobacco Business

●	Continued expansion of multi-state VLN® rollout strategy, currently reaching 19 states, including the three largest markets: Texas, California, and Florida.
●	Increased VLN® retail locations to over 4,550 sites, up from approximately 1,100 stores as of June 30, 2023.
●	Introduced a new VLN® brand building strategy in an effort to lower our cost of marketing the product. It includes educational materials, distribution resources, retail incentives, and targeted media campaigns, focused on adult smokers and influencer audiences
●	Continued to expand reduced nicotine tobacco IP with additional license and development activities in progress.

Hemp/Cannabis Business

●	Experienced demand challenges in our distribution business resulting in lower sales.
●	Continued to ship cannabinoid ingredient volumes totaling more than 49,000 kilograms supplied.
●	Resumed production of CBD distillate products and initiated new CBD crude extract operations in July 2023, creating opportunities for further vertical integration.
●	Contracted new hemp biomass cultivation programs, with the aim of enhancing both the margin and availability of biomass volumes, with harvests expected in Q4 2023.
●	Advanced plans to restart CBD isolate production targeted for launch in Q1 2024.

Third Quarter 2023 Financial Results

●	Net revenues for the third quarter of 2023 amounted to $17.8 million, down from $19.4 million in the prior year period.
o	Revenue from tobacco-related products was $7.9 million, reflecting the impact of the Company’s decision to shift away from low-margin filtered cigar products towards higher-margin items like VLN® and Pinnacle®.
o	Revenue from hemp/cannabis-related products was $9.9 million, reflecting sustained market share and significant volume of bulk ingredient shipped, as well as a decrease in demand from our distribution partners.
●	Gross profit for the third quarter of 2023 was $(2.0) million, as compared to $0.6 million in the prior year period.
o	Gross profit from tobacco-related products was $0.1 million, reflecting lower unit sales in contract manufacturing products due to the shift away from lower-margin filtered cigar products towards higher-margin cigarettes and increases in tobacco excise taxes.
o	Gross profit from hemp/cannabis-related products was $(2.0) million, as compared to negligible margin in the prior year period, primarily due to decreased margins resulting from the ingredient trading activities following the November 2022 facility fire; the Company remains in the process of resuming production of its own ingredients at its new facilities.
◾	In connection with evaluation of strategic alternatives for the Company’s assets and cost cut initiatives, during the third quarter of 2023, the Company recorded a non-cash charge for increasing the reserve for excess, obsolete or expired hemp/cannabis inventory of $1.7 million.
●	Total operating expenses for the third quarter of 2023 were $69.5 million, including approximately $57 million of non-cash goodwill, impairment and restructuring charges, compared to $15.9 million in the prior year quarter driven by:
o	Sales, general and administrative expenses decreased to $11.2 million driven primarily by lower compensation and benefits and strategic consulting offset by higher sales and marketing expenses and royalty, license and contract costs.
◾	Third quarter selling, general and administrative expenses do not yet fully reflect the cost reduction initiative announced for the second half of 2023, which is expected to yield at least $15 million in annualized operating cost reductions, which began implementation in late August.
o	Research and development expenses increased to $1.6 million, driven by higher contract costs.
o	Other operating expenses, net was $23.3 million, primarily reflecting changes due to restructuring costs, including impairment charges, offset by the change in fair value adjustment of warrant liabilities.
o	In connection with the Company’s previously announced strategic alternatives process and operating cost reduction initiatives, the Company recorded a non-cash goodwill impairment charge of $33.4 million during the third quarter of 2023.
●	Operating loss for the third quarter of 2023 was $71.5 million, compared to $15.3 million in the prior year period, reflecting the approximately $59 million in non-cash restructuring, impairment and goodwill charges incurred in the third quarter of 2023.
●	Adjusted EBITDA posted a third quarter of 2023 loss of $11.2 million, compared to the prior year period loss of $11.0 million, and compared to second quarter of 2023 of $16.0 million. Please refer to the tables included in this release for a reconciliation of Adjusted EBITDA (a non-GAAP measure) compared to net loss.

Balance Sheet and Liquidity

●	As of September 30, 2023, the Company held $10.4 million in cash, cash equivalents, and restricted cash.
●	In October 2023, the Company decreased its principal debt balances by $8.1 million.
●	Furthermore, in October 2023, the Company raised approximately $5.25 million in additional capital through equity transactions.

Conference Call

In light of the ongoing strategic alternatives process, as previously disclosed, 22nd Century Group, Inc. will not be holding a conference call event in conjunction with its third-quarter results report. The Company will offer additional updates as needed during the course of this ongoing process.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading biotechnology company focused on utilizing advanced plant technologies to improve health and wellness with reduced nicotine tobacco, hemp/cannabis and hops. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. In tobacco, hemp/cannabis and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the pharmaceutical and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Forward-looking statements include, but are not limited to, statements regarding (i) our strategic alternatives and cost reduction initiatives, (ii) our expectations regarding regulatory enforcement, including our ability to receive an exemption from new regulations, (iii) our financial and operating performance and (iv) our expectations for our business interruption insurance claim. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 9, 2023. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact
Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200

22nd CENTURY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(amounts in thousands, except per-share data)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,850	$3,020
Short-term investment securities	—	18,193
Restricted cash	7,500	—
Accounts receivable, net	6,493	5,641
Inventories	15,955	10,008
Insurance recoveries	3,000	5,000
Prepaid expenses and other current assets	4,818	2,743
Total current assets	40,616	44,605
Property, plant and equipment, net	9,309	13,093
Operating lease right-of-use assets, net	2,984	2,675
Goodwill	—	33,160
Intangible assets, net	6,900	16,853
Investments	682	682
Other assets	3,705	3,583
Total assets	$64,196	$114,651

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes and loans payable - current	$1,441	$908
Current portion of long-term debt	18,165	—
Operating lease obligations	1,097	681
Accounts payable	7,005	4,168
Accrued expenses	6,649	1,428
Accrued payroll	743	3,199
Accrued excise taxes and fees	2,693	1,423
Deferred income	704	831
Other current liabilities	1,263	380
Total current liabilities	39,760	13,018
Long-term liabilities:
Notes and loans payable	156	3,001
Operating lease obligations	6,219	2,141
Other long-term liabilities	4,266	516
Total liabilities	50,401	18,676
Shareholders' equity
Preferred stock, $.00001 par value, 10,000,000 shares authorized
Common stock, $.00001 par value, 33,333,334 shares authorized
Capital stock issued and outstanding:
21,078,656 common shares (14,349,275 at December 31, 2022)
Common stock, par value	—	—
Capital in excess of par value	363,198	333,900
Accumulated other comprehensive loss	(30)	(111)
Accumulated deficit	(349,373)	(237,814)
Total shareholders' equity	13,795	95,975
Total liabilities and shareholders’ equity	$64,196	$114,651

22nd CENTURY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues, net	$17,811	$19,383	$63,200	$42,905
Cost of goods sold	19,777	18,764	68,688	41,086
Gross (loss) profit	(1,966)	619	(5,488)	1,819
Operating expenses:
Sales, general and administrative	11,199	14,528	39,971	30,475
Research and development	1,613	1,318	4,923	4,355
Other operating expense, net	23,344	41	24,917	880
Goodwill impairment	33,360	—	33,360	—
Total operating expenses	69,516	15,887	103,171	35,710
Operating loss	(71,482)	(15,268)	(108,659)	(33,891)
Other income (expense):
Unrealized loss on investments	—	(345)	—	(2,046)
Realized loss on short-term investment securities	—	(35)	(41)	(143)
Other income, net	(12)	—	23	—
Interest income, net	79	113	201	211
Interest expense	(1,305)	(148)	(2,919)	(230)
Total other expense	(1,238)	(415)	(2,736)	(2,208)
Loss before income taxes	(72,720)	(15,683)	(111,395)	(36,099)
Provision for income taxes	—	(2,581)	46	(2,581)
Net loss	$(72,720)	$(13,102)	$(111,441)	$(33,518)
Deemed dividend from trigger of anti-dilution provision feature	—	—	(367)	—
Deemed dividend related to down-round features	(564)	—	(564)	—
Net loss available to common shareholders	$(73,284)	$(13,102)	$(112,372)	$(33,518)

Basic and diluted loss per common share	$(3.68)	$(0.94)	$(6.85)	$(2.71)
Weighted average common shares outstanding - basic and diluted	19,887	$14,009	16,411	12,351

Net loss	(72,720)	(13,102)	$(111,441)	$(33,518)
Other comprehensive income (loss):
Unrealized gain (loss) on short-term investment securities	—	(19)	71	(488)
Foreign currency translation	(69)	—	(31)	—
Reclassification of realized losses to net loss	—	35	41	143
Other comprehensive income (loss)	(69)	16	81	(345)
Comprehensive loss	$(72,789)	$(13,086)	$(111,360)	$(33,863)

Reconciliations of Non-GAAP Measures

Below is a table containing information relating to the Company’s Net loss, EBITDA and Adjusted EBITDA for the three and nine month periods ended September 30, 2023 and 2022, including a reconciliation of these Non-GAAP measures for such periods.

	Quarter Ended
	September 30,
	Dollar Amounts in Thousands ($000's)
	(UNAUDITED)
			$ Change
	2023	2022	fav / (unfav)
Net loss	$(72,720)	$(13,102)	$(59,618)
Interest (income)/expense, net	1,226	35	1,191
Benefit for income taxes	—	(2,581)	2,581
Amortization and depreciation	1,334	1,068	266
EBITDA	$(70,160)	$(14,580)	$(55,580)
Adjustments:
Grass Valley fire	53	—	53
Restructuring and impairment	57,677	—	57,677
Acquisition and transaction costs	218	43	175
Needlerock Farms settlement	9	—	9
Gain on change of warrant liability	(1,262)	—	(1,262)
Loss on change in contingent consideration	9	—	9
Equity-based employee compensation expense	576	2,247	(1,671)
Unrealized loss on investment	—	345	(345)
Inventory reserves and adjustments	1,687	—	1,687
Inventory step-up	—	978	(978)
Adjusted EBITDA	$(11,193)	$(10,967)	$(226)

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

	Year Ended
	September 30,
	Dollar Amounts in Thousands ($000's)
	(UNAUDITED)
			$ Change
	2023	2022	fav / (unfav)
Net loss	$(111,441)	$(33,518)	$(77,923)
Interest (income)/expense, net	2,719	19	2,700
Provision (benefit) for income taxes	46	(2,581)	2,627
Amortization and depreciation	3,427	1,992	1,435
EBITDA	$(105,249)	$(34,088)	$(71,161)
Adjustments:
Grass Valley fire	377	—	377
Restructuring and impairment	57,677	—	57,677
Acquisition and transaction costs	357	882	(525)
Needlerock Farms settlement	765	—	765
Gain on change of warrant liability	(540)	—	(540)
Gain on change in contingent consideration	(186)	—	(186)
Equity-based employee compensation expense	3,237	4,566	(1,329)
Unrealized loss on investment	—	2,046	(2,046)
Inventory reserves and adjustments	1,687	—	1,687
Inventory step-up	—	978	(978)
Adjusted EBITDA	$(41,875)	$(25,616)	$(16,259)

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

Notes regarding Non-GAAP Financial Information

In addition to the Company’s reported results in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company provides EBITDA and Adjusted EBITDA.

In order to calculate EBITDA, the Company adjusts net (loss) income by adding back interest expense (income), provision (benefit) for income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted by the Company for certain non-cash and/or non-operating expenses, including adding back equity-based employee compensation expense, restructuring and restructuring-related charges such as impairment, acquisition and transaction costs, and other unusual or infrequently occurring items, if applicable, such as inventory reserves and adjustments, gains or losses on disposal of property, plant and equipment, and gains or losses on investments.

The Company believes that the presentation of EBITDA and Adjusted EBITDA are important financial measures that supplement discussion and analysis of its financial condition and results of operations and enhances an understanding of its operating performance. While management considers EBITDA and Adjusted EBITDA to be important, these financial performance measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating (loss) income, net (loss) income and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.